EXHIBIT 4.1

                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                           COLUMBIA LABORATORIES, INC.

                                 ---------------

                           Pursuant to Section 151 of
              the General Corporation Law of the State of Delaware

                                 ---------------


                  Columbia Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on January 7, 1999 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board" or the "Board of Directors") by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 1,000,000 shares of preferred stock of the Corporation authorized in Article FOURTH of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock consisting of 6,660 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock).

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                                    ARTICLE 1

                             DESIGNATION AND AMOUNT

                  The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the authorized number of shares constituting such series shall be 6,660 shares. The par value of the Series C Preferred Stock shall be $.01 per share. The stated value of the Series C Preferred Stock shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

                                    ARTICLE 2
                                   DEFINITIONS

         SECTION 2.1 DEFINITIONS. The terms defined in this Article whenever used in this Certificate of Designations have the following respective meanings:

                  (a) "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                  (b) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  (c) "CLOSING DATE" means the date of issuance of the first share of Series C Preferred Stock.

                  (d) "COMMON SHARES" or "COMMON STOCK" means shares of common stock, $.01 par value, of the Corporation.

                  (e) "CONVERSION DATE" means any day on which all or any portion of shares of the Series C Preferred Stock is converted in accordance with the provisions hereof.

                  (f) "CONVERSION NOTICE" has the meaning set forth in Section 6.2.

                  (g) "CONVERSION PRICE" means on any date of determination the applicable price for the conversion of shares of Series C Preferred Stock into Common Shares on such day as set forth in Section 6.1.

                  (h) "CONVERSION SHARES" mean shares of Common Stock issuable upon conversion of the Series C Preferred Stock or any accrued and unpaid dividends thereon.

                  (i) "CORPORATION" means Columbia Laboratories, Inc., a Delaware corporation, and any successor or resulting


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corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

                  (j) "CURRENT MARKET PRICE" on any date of determination means the closing price of a Common Share on such day as reported on the American Stock Exchange ("AMEX"), or if the Common Stock is not listed or admitted to trading on the AMEX, on such other principal national securities exchange or quotation system on which the common stock is then listed or quoted, or, if not listed or quoted or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any Nasdaq member firm of the National Association of Securities Dealers, Inc. selected from time to time by the Board of Directors of the Corporation for that purpose, or, if not so available, a price determined in good faith by the Board of Directors of the Corporation as being equal to the fair market value thereof.

                  (k) "ISSUE DATE" means the date of original issuance of the applicable share of Series C Preferred Stock.

                  (l) "MARKET DISRUPTION EVENT" means any event that results in a material suspension or limitation of trading of Common Shares on the AMEX or such other principal national securities exchange on which the common stock is then listed.

                  (m) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, a unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                  (n) "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issue Date, between the Corporation and certain holders of the Series C Preferred Stock.

                  (o) "REGISTRATION STATEMENT" means a registration statement that the meets the requirements of the Registration Rights Agreement and registers the resale of the Conversion Shares by the recipient thereof.

                  (p) "SEC" means the United States Securities and Exchange Commission.

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                  (q) "SECURITIES ACT" means the Securities Act of 1933, as
amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                  (r) "SERIES C PREFERRED STOCK" means the Series C Convertible Preferred Stock of the Corporation created by this Certificate of Designations or such other convertible Preferred Stock exchanged therefor as provided in
Section 6.4.

                  (s) "STATED VALUE" has the meaning set forth in Article 1.

                  (t) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

                  (u) "TRADING DAY" means any day on which purchases and sales of securities authorized for quotation on the AMEX are reported thereon and on which no Market Disruption Event has occurred or, if the Common Stock is not listed or admitted to trading on the AMEX, a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business, or, if the Common Stock is not so listed or admitted to trading on any national securities exchange, a day on which the Nasdaq National Market (or any successor thereto) or such other system then in use is open for the transaction of business, or, if the Common Stock is not quoted by any such organization, any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  All references to "cash" or "$" herein means currency of the United States of America.


                                    ARTICLE 3
                                      RANK

                  The Series C Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the Corporation's Series B Convertible Preferred Stock (the "Series B Preferred


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Stock"); and (iv) pari passu with any class or series of capital stock of the
Corporation hereafter created specifically ranking on parity with the Series C Preferred Stock (collectively, with the Series A Preferred Stock and the Series B Preferred Stock, "Pari Passu Securities").

                                    ARTICLE 4
                                    DIVIDENDS

         SECTION 4.1

                  (a) (i) Subject to Article 6 hereof, a holder of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Section 4(a)(ii) hereof) at the rate of 5% per annum (computed on the basis of a 360-day year) on the Stated Value of each share of Series C Preferred Stock on and as of the most recent Dividend Payment Date (as defined below) with respect to each Dividend Period (as defined below). Dividends on the Series C Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

                           (ii) Each dividend shall be payable in equal
quarterly amounts on each March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"), commencing March 31, 1999, to the holders of record of shares of the Series C Preferred Stock, as they appear on the stock records of the Corporation at the close of business 10 days preceding each payment date thereof. For the purposes hereof, "Dividend Period," in respect of any share of Series C Preferred Stock, shall mean (i) the period commencing on and including the Issue Date of such share and ending on and including March 31, 1999 and, thereafter, the quarterly period commencing on and including the day after the immediately preceding Dividend Payment Date and ending on and including the immediately subsequent Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

                           (iii) At the option of the Corporation, the dividend
shall be paid in cash or through the issuance of


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duly and validly authorized and issued, fully paid and non-assessable shares of the Common Stock valued at the Current Market Price.

                  (b) A holder of Series C Preferred Stock shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series C Preferred Stock. Except as provided in this Article 4, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

                  (c) So long as any shares of the Series C Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any Subsidiary for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case (i) the full cumulative dividends required to be paid on all outstanding shares of the Series C Preferred Stock and any other Pari Passu Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series C Preferred Stock and all past dividend periods with respect to such Pari Passu Securities, and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock and the current dividend period with respect to such Pari Passu Securities.

                  (d) So long as any shares of the Series C Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless full dividends required to be paid in cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series C Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends
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accumulated and unpaid on the Series C Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

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

                                    ARTICLE 5

                             LIQUIDATION PREFERENCE

                  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any Junior Securities of the Corporation upon such Liquidation Event unless prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount, in cash, equal to the sum of (i) the Stated Value of the shares of Series C Preferred Stock plus (ii) the aggregate of all accrued and unpaid dividends on such shares of Series C Preferred Stock until the most recent Dividend Payment Date (the "Liquidation Preference"). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation Preference payable on all such shares. The sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, shall not be deemed a dissolution, liquidation or winding up of the affairs of the Corporation for purposes of this Article 5.

                                    ARTICLE 6

                  CONVERSION AND REDEMPTION OF PREFERRED STOCK

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

         SECTION 6.1 CONVERSION; CONVERSION PRICE. At the option of a holder of Series C Preferred Stock, the shares of Series C Preferred Stock then held by such holder may be converted, either in whole or in part, into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share), at any time following the dates specified herein at a Conversion Price equal to the lesser of (a) $3.50 (representing 125% of the average of the closing prices of the Common Shares as reported on the AMEX for the five Trading Days immediately preceding January 7, 1999) (the "Initial Conversion Price") and (b) 100% of the average of the closing prices of the Common Shares as reported on the AMEX for the three Trading Days immediately preceding the Conversion Date (the "Subsequent Conversion Price"); PROVIDED HOWEVER, that a holder of Series C Preferred Stock shall not have the right to convert any portion of the Series C Preferred Stock at (a) the Initial Conversion Price until after the date the Registration Statement has been declared effective by SEC, or (b) at the Subsequent Conversion Price until the date which is fifteen (15) months following the Issue Date. The amount of accrued and unpaid dividends as of the Conversion Date shall also be subject to conversion at the Conversion Price at the holder's option. Notwithstanding the foregoing, in no event shall a holder of Series C Preferred Stock have the right to convert that portion of the Series C Preferred Stock to the extent that the issuance of Common Shares upon the conversion of such Series C Preferred Stock, when combined with shares of Common Stock received upon other conversions of Series C Preferred Stock and exercise of the Warrants by such holder of Series C Preferred Stock and any other holders of Series C Preferred Stock and the Warrants, would exceed 19.99% of the Common Stock outstanding on the Closing Date. Within ten (10) Business Days after the receipt of the Conversion Notice which upon conversion would, when combined with shares of Common Stock received upon other conversions of Series C Preferred Stock and exercise of the Warrants by such holder of Series C Preferred Stock and any other holders of Series C Preferred Stock and Warrants, exceed 19.99% of the Common Stock outstanding on the Closing Date, the Corporation shall redeem all remaining outstanding shares of Series C Preferred Stock at the Stated Value thereof, together with all accrued and unpaid dividends thereon, in cash, to the date of such redemption.

                  The number of shares of Common Stock due upon conversion of Series C Preferred Stock in respect of any Conversion Date shall be (i) the number of shares of Series C Preferred Stock to be converted, multiplied by (ii) the Stated Value and divided by (iii) the applicable Conversion Price as of such Conversion Date.

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         SECTION 6.2 EXERCISE OF CONVERSION PRIVILEGE. (a) Conversion of the
Series C Preferred Stock may be exercised, in whole or in part, by a holder of Series C Preferred Stock by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the "Conversion Notice") to the Corporation and delivering a copy of the Conversion Notice to the Corporation by nationally recognized overnight courier not later than three (3) Business Days next following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Each date on which a Conversion Notice is telecopied to and received by the Corporation in accordance with the provisions of this Section 6.2 shall be deemed a Conversion Date. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock issued at conversion in connection with such conversion. The applicable holder of Series C Preferred Stock shall deliver the stock certificate representing the shares of Series C Preferred Stock so converted to the Corporation by nationally recognized overnight courier service within ten (10) days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series C Preferred Stock shall be accompanied by a proper assignment hereof to the Corporation or be endorsed in blank. As promptly as practicable after the delivery to the Corporation of the applicable Conversion Notice as aforesaid, the Corporation shall (i) issue the Common Stock issued at conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to the holder of Series C Preferred Stock (X) a certificate or certificate(s) representing the number of Common Shares to which the holder of Series C Preferred Stock is entitled by virtue of such conversion, (Y) cash, as provided in Section 6.3, in respect of any fraction of a Share issuable upon such conversion and (Z) cash or Common Stock, as applicable, representing the amount of accrued and unpaid dividends as of the Conversion Date which the holder of Series C Preferred Stock has elected not to convert. Such conversion shall be deemed to have been effected on the Conversion Date so long as the Corporation shall have been delivered the applicable Conversion Notice in accordance with this Section 6.2, and at such time the rights of the holder of Series C Preferred Stock, as such, shall cease and the Person and Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby for all purposes. If the Series C Preferred Stock shall have been converted in part, the Corporation shall, at the time of delivery of the Common Stock issued at conversion, deliver to the holder a new certificate for the


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unconverted shares of Series C Preferred Stock. The Conversion Notice shall constitute a contract between the holder of Series C Preferred Stock and the Corporation, whereby the holder of Series C Preferred Stock shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in consideration of such conversion, to surrender the Preferred Stock and to release the Corporation from all liability thereon.

                  (b) From and after the Conversion Date in respect of any conversion of shares of Series C Preferred Stock, all shares of Series C Preferred Stock to which the Conversion Notice relates shall be deemed to have been converted into shares of Common Stock as of such Conversion Date at the applicable Conversion Price, all dividends on such shares of the Series C Preferred Stock shall cease to accrue, and all rights of the holder thereof as holder of Series C Preferred Stock, except the right to receive all unconverted accrued and unpaid dividends to such Conversion Date at the applicable rate for such shares of Series C Preferred Stock and the right to receive certificates representing shares of Common Stock issuable upon such conversion (including, without limitation, with respect to such converted dividends, as applicable), shall cease and terminate, such shares of Series C Preferred Stock shall not thereafter be transferred (except with the consent of the corporation) and such shares shall not be deemed to be outstanding for any purpose whatsoever.

                  (c) In the event a dispute arises over whether a Conversion Notice was delivered to the Corporation by a holder of Series C Preferred Stock pursuant to Section 6.2, the holder of Series C Preferred Stock purporting to have telecopied such notice shall have the burden of proving that such notice was telecopied to the Corporation.

         SECTION 6.3 FRACTIONAL SHARES. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series C Preferred Stock or any accrued and unpaid dividends thereon. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction. No cash payment of less than $1.50 shall be required to be given unless specifically requested by the holder of Series C Preferred Stock.

         SECTION 6.4 ADJUSTMENTS. The Conversion Price and the number of shares issuable upon conversion of the Series C Preferred Stock are subject to adjustment from time to time


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as follows.

                  (a) MERGER, SALE OF ASSETS, ETC. If at any time while the Series C Preferred Stock, or any portion thereof, is outstanding there shall be
(i) a merger or consolidation of the Corporation with or into another corporation in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or (ii) a sale or transfer of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then as a part of such merger, consolidation, sale or transfer lawful provision shall be made so that the holders of Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock, during the period specified herein, the number of shares of stock or other securities or property of the successor corporation resulting from such merger, consolidation, sale or transfer that the holder of Series C Preferred Stock would have been entitled to receive in such consolidation, merger, sale or transfer if the Series C Preferred Stock had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 6.4. The foregoing provisions of this Section 6.4 shall similarly apply to successive reclassification, changes, consolidations, mergers, mandatory share exchanges and sales and transfers. If the per share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board of Directors.

                  (b) RECLASSIFICATION, ETC. If the Corporation, at any time while the Series C Preferred Stock, or any portion thereof, remains outstanding, shall change any of the securities as to which conversion rights under this Certificate of Designations exist into the same or a different number of securities of any other class or classes, the Series C Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under this Certificate of Designations immediately prior to such reclassification or other change and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Certificate of Designations.

                  (c) SPLIT, SUBDIVISION OR COMBINATION OF SHARES. If the Corporation at any time while the Series C Preferred


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Stock, or any portion thereof, remains outstanding shall split, subdivide or combine the securities as to which conversion rights under this Certificate of Designations exist into a different number of securities of the same class, the Conversion Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

                  (d) ISSUANCE OF BELOW THE MARKET SECURITIES. If the Corporation at any time while the Series C Preferred Stock, or any portion thereof, remains outstanding shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price at the record date mentioned below, then, the Initial Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights or warrants, plus the number of shares that the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon expiration of any right or warrant to purchase shares of Common Stock the issuance of which resulted in an adjustment of the Conversion Price pursuant to this Section 6.4(d), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price shall immediately be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 6.4 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants.

                  (e) DISTRIBUTIONS OF OTHER PROPERTY. If the Corporation at any time while shares of Series C Preferred Stock are outstanding shall distribute to all holders of its Common Stock evidences of indebtedness of the Corporation or assets of the Corporation (excluding cash dividends or distributions out of earned surplus) or rights or warrants to subscribe for securities of the Corporation (excluding those referred to in the foregoing provisions of this


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Section 6.4), then in each case the Initial Conversion Price shall be adjusted to a price determined by multiplying (1) the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by (2) a fraction, the numerator of which shall be the difference of (A) the Current Market Price on such record date, less (B) the then fair value at such record date (as reasonably determined by the Board of Directors of the Corporation) of the portion of the assets or evidence of indebtedness so distributed or of such subscription rights or warrants which are applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price as of the record date mentioned above.

         SECTION 6.5 MANDATORY REDEMPTION UNDER CERTAIN CIRCUMSTANCES. Upon the occurrence of a Triggering Event (as defined below), each holder of Series C Preferred Stock shall have the right, exercisable at the option of such holder, to require the Corporation to redeem all or a portion of the Preferred Stock then held by such holder of Series C Preferred Stock for a redemption price, in cash, equal to the sum of (x) the product of (A) the number of shares of Series C Preferred Stock then held by such holder and (B) the Stated Value thereof plus
(y) the aggregate of all accrued and unpaid dividends on such shares of Series C Preferred Stock on the date such redemption is demanded (the "Mandatory Redemption Price"). The Mandatory Redemption Price shall be due and payable within ten (10) days of the date on which the notice for the payment therefor is provided by a holder of Series C Preferred Stock; PROVIDED, HOWEVER, that if there are insufficient legally available funds for redemption under this Section
6.5 at the date of such redemption, the Corporation shall redeem all or part of the remainder of the shares of the Series C Preferred Stock subject to redemption as soon as the Corporation has sufficient funds which are legally available therefor until all such shares of the Series C Preferred Stock have been redeemed and all accrued dividends thereon have been paid or until such time as all such shares of the Series C Preferred Stock are converted in accordance with Section 6.1.

                  A "Triggering Event" means any one or more of the following events:

                           (i) the failure of a Registration Statement to be
declared effective by the SEC on or prior to the 180th day after the Closing
Date;

                           (ii) the failure of the Common Stock to be listed for
trading on the AMEX or on such other principal national securities exchange on which the Common Stock is


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then listed for more than thirty (30) Trading Days;

                           (iii) the Corporation shall fail to deliver
certificates representing Common Stock issued upon conversion that comply with the provisions hereof prior to the 30th day after any Conversion Date;

                           (iv) the occurrence of any of (A) an acquisition
after the date hereof by an individual or legal entity of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation, (B) a merger of the Corporation with or into another entity or (C) the sale of all or substantially all of the Corporation's assets; or

                           (v) the failure of the Corporation to have cured an
Event (as defined in the Registration Rights Agreement) within thirty (30) days after the Event Date (as defined in the Registration Rights Agreement) relating thereto.

                           (vi) the default by the Corporation in payment with
respect to any indebtedness for borrowed money having a principal amount in excess of $1,000,000 (other than with respect to accrued dividends and accrued expenses) if the effect of such default is to cause or permit the acceleration of such indebtedness prior to its expressed maturity, following the expiration of any cure period provided in the instrument or agreement under which such indebtedness was created; PROVIDED, if any such default has been cured or waived or any acceleration with respect thereto rescinded, or if such other indebtedness has been repaid or otherwise discharged, the default referred to herein shall be deemed not to have occurred and such event shall not be deemed a Triggering Event for purposes of this Section 6.5.

         SECTION 6.6 OPTIONAL REDEMPTION UNDER CERTAIN CIRCUMSTANCES. At any time after the fifteenth (15th) monthly anniversary date of the date of issuance of the Series C Preferred Stock, the Corporation, upon notice delivered to the holder of Series C Preferred Stock as provided in this Section 6.6, may redeem all or any portion of the shares of the Series C Preferred Stock (but only with respect to such shares as to which the holder of Series C Preferred Stock has not theretofore furnished a Conversion Notice in compliance with Section 6.2), for a redemption price, in cash, equal to the product of (A) the number of shares of Series C Preferred Stock to be redeemed and (B) the product of (1) the Current Market Price on the date immediately preceding the date of the Optional Redemption Notice (as defined below) and (2) a fraction the numerator of which is the Stated Value (plus all accrued and unpaid dividends) and the denominator of which is the Conversion Price at such time. Notice of redemption (the Optional Redemption Notice") pursuant to this Section 6.6 shall be provided by the Corporation to the holder of Series C Preferred Stock in writing (by registered mail or overnight courier at such holder's last address appearing in the Corporation's security registry) not less than twenty (20) days prior to the proposed Redemption Date, which notice shall specify the proposed Redemption Date and the Optional Redemption Price. A holder of Series C Preferred Stock may convert (and the Corporation shall honor such conversions in accordance with the terms hereof) any shares of Series C Preferred Stock, including shares subject to an Optional Redemption Notice up through and until the Redemption Date.

         SECTION 6.7 SURRENDER OF PREFERRED STOCK. Upon any redemption of the Series C Preferred Stock pursuant to Sections 6.5 or 6.6, the holder of Series C Preferred Stock shall, on the date fixed for any such redemption, surrender the Series C Preferred Stock to the Corporation at its principal executive offices or at such other address as may be designated by the Corporation and the holder of Series C Preferred Stock shall thereupon be entitled to receive payment. Upon any such redemption and surrender, shares of Series C Preferred Stock shall be immediately retired and cancelled. Payment of the Mandatory Redemption Price or the Optional Redemption Price specified in Section 6.5 or 6.6, as the case may be, shall be made by the Corporation to the holder of Series C Preferred Stock by wire transfer of immediately available funds to such account as the holder of Series C Preferred Stock shall specify to the Corporation.

                                    ARTICLE 7
                                     VOTING

                  Holders of Series C Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware ("DGCL"). In any vote by the holders of Series C Preferred Stock as may be required by DGCL, each such holder shall be entitled to one (1) vote for each share of such holder's Series C Preferred Stock. No consent of holders of Series C Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the creation of any class of stock of the Corporation subordinate to the Series C Preferred Stock as to the payment of dividends and upon liquidation of the Corporation, or (iii) any increase or decrease in the amount of authorized Common Stock or any decrease or change in the par value thereof.

                                    ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.1 LOSS, THEFT, DESTRUCTION. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificate(s) representing shares of Series C Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation (it being understood that the written agreement of the holder of Series C Preferred Stock shall be sufficient indemnity), or, in the case of any such mutilation, upon surrender and cancellation of the Series C Preferred Stock certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate(s) of Series C Preferred Stock, new certificate(s) representing shares of Series C Preferred Stock of like date and tenor.

         SECTION 8.2 WHO DEEMED ABSOLUTE OWNER. The Corporation may deem the Person in whose name the Series C Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series C Preferred Stock for the purpose of receiving payment of dividends on the Series C Preferred Stock, for the conversion of the Series C Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series C Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

         SECTION 8.3 REGISTER. The Corporation shall direct its transfer agent to keep a register of the Series C Preferred Stock and, upon any transfer of the Series C Preferred Stock in accordance with the provisions hereof, such transfer agent shall promptly register such transfer on the Series C Preferred Stock register.

         SECTION 8.4 WITHHOLDING. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series C Preferred Stock.

         SECTION 8.5 HEADINGS. The headings of the Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by Norman M. Meier, its President and Chief Executive Officer, and attested by David L. Weinberg, its Secretary, on this 26th day of January, 1999.

                                   COLUMBIA LABORATORIES, INC.

                                   By:
                                      ---------------------------------------
                                      Norman M. Meier
                                      President & Chief Executive Officer

Attested:

By:
   ------------------------------------
   David L. Weinberg
   Secretary

                                                                         ANNEX I
                                                                  TO CERTIFICATE
                                                                 OF DESIGNATIONS

                            FORM OF CONVERSION NOTICE

TO:      Columbia Laboratories, Inc.
         Attention: Chief Financial Officer

                  The undersigned owner of shares of Series C Cumulative Convertible Redeemable Preferred Stock (the "Series C Preferred Stock") issued by Columbia Laboratories, Inc. (the "Corporation") hereby irrevocably exercises its option to convert __________ shares of the Series C Preferred Stock into shares of the common stock, $.01 par value, of the Corporation ("Common Stock"), in accordance with the terms of the Certificate of Designations of the Series C Preferred Stock. The undersigned hereby instructs the Corporation to convert the number of shares of the Series C Preferred Stock specified above into shares of Common Stock in accordance with the provisions of Article 6 of such Certificate of Designations. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series C Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in such Certificate of Designations.

Dated:_______________________________

_____________________________________
           Signature

                  Fill in for registration of Series C Preferred Stock:

Please print name and address
(including zip code number) :

________________________________________________________________________________

________________________________________________________________________________